Exhibit 99.1

Farmland Partners Inc. Announces Closing of Over-allotment Shares

Denver, CO—August 18, 2015 /PRNewswire/—Farmland Partners Inc. (the “Company”) today announced the closing of the sale of an additional 360,000 shares of its common stock at a public offering price of $11.00 per share pursuant to the exercise of the over-allotment option granted to the underwriters in connection with the Company’s previously announced equity offering. The total net proceeds from the offering, including the proceeds from the exercise of the over-allotment option, are approximately $34.9 million.

The Company will contribute the additional proceeds from the offering to Farmland Partners Operating Partnership, LP, its operating partnership (the “Operating Partnership”), in exchange for units of limited partnership interest in the Operating Partnership.

Baird, Stifel, Nomura and Wunderlich served as joint book-running managers for the offering. FBR, Janney Montgomery Scott and Feltl and Company served as co-managers for the offering.

The offering was made pursuant to a shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on May 14, 2015, and a prospectus supplement relating to the offering dated July 15, 2015. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these shares in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement and prospectus relating to these securities may be obtained from: Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, telephone: 800-792-2473 or email syndicate@rwbaird.com; and Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, telephone: (855) 300-7136, email: SyndProspectus@stifel.com.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 122 farms with an aggregate of 71,355 acres (including two farms with an aggregate of 341 acres under contract) in Illinois, Nebraska, Colorado, Kansas, Arkansas, Louisiana, Mississippi, South Carolina, North Carolina, Virginia and Michigan. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.